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                                    FORM 8-A



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                              --------------------


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                               ALLIED Group, Inc.
             (Exact name of registrant as specified in its charter)



         Iowa                                         42-0958655
(State or other jurisdiction of                       (IRS Employer
incorporation or organization)                        Identification No.)



    701 Fifth Avenue, Des Moines, IA                          50391-2000
(Address of principal executive offices)                      (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

                                             Name of each exchange
          Title of each class                on which each class
          to be so registered                is to be registered
          -------------------                -------------------

          Common Stock                       New York Stock Exchange
          Without Par Value


Securities to be registered pursuant to Section 12(g) of the Act:

                                      None




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Item 1.     Description of Registrant's Securities
-------     --------------------------------------
            to be Registered
            ----------------

            Common Stock Without Par Value
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     The stock of ALLIED  Group,  Inc.  (the  "Company" or  "Registrant")  to be
registered on the New York Stock Exchange, Inc. (the "Exchange") is the Registrant's Common Stock, without par value. Holders of Common Stock are entitled to one vote per share at all meetings of stockholders. Voting is noncumulative. Holders of Common Stock are entitled to share ratably on a share-for-share basis with respect to dividends when, as and if declared by the Board of Directors out of funds legally available therefor, subject to the prior payment of all dividends accrued on the 6-3/4% Series Preferred Stock. The holders of the Common Stock are entitled upon liquidation to share ratably on a share-for-share basis in the net assets available for distribution, subject to the prior rights of any 6-3/4% Series Preferred Stock then outstanding. Shares of common Stock are not redeemable and have no preemptive or similar rights to subscribe for additional shares.


Item 2.     Exhibits
-------     --------

1. All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.




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                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                               ALLIED Group, Inc.


                              By:     /s/ Jamie H. Shaffer
                                  -----------------------------
                                   Jamie H. Shaffer
                                   President (Financial)


Dated:  January 17, 1997